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Ms. Stacey Peterson
455 Longfellow Avenue
Hermosa Beach, CA 90254

Dear Stacey:

This letter is intended to reflect your most recent discussions with Doug McCormick regarding your compensation package at TTM to ensure that we are in agreement on the following terms. Please call to discuss or acknowledge your agreement with your signature below and return the original.

       I.     TITLE:  Chief Financial Officer

       II. START DATE: Your official start date will be February 25, 2000. However, during the interim period you will be expected to spend 50% of your work days at TTM according to a schedule to be mutually agreed upon with TTM management. (Note, you will get three weeks of vesting and year end bonus accrual for this interim period.)

      III. SALARY: Your starting base salary will be $160,000 per year, paid semi-monthly as is consistent with TTM policy. Your salary will be subject to annual review based upon performance.

       IV. TARGET BONUS: As a member of the senior management team, you will participate in the annual incentive cash compensation pool. The amount of the bonus pool is subject to the financial performance of the Company based on the 2000 budget submitted by management and approved by the Board of Directors. If the overall targets of the company are achieved, you will be eligible to receive a bonus up to fifty percent (50%) of your base salary. The bonus pool is determined by the financial levels achieved by the Company. Fifty percent (50%) of your bonus is awarded based on your percentage of the overall bonus pool for the Company, (25%) is subject to achieving individual targets related to your job responsibilities (cash management, payables, etc.) and twenty five percent (25%) is discretionary as determined by the CEO and Board of Directors. Bonuses are paid in March after a final determination of the financial performance of TTM and are pro-rated for your period of employment.

       V. SIGNING BONUS: You will receive an initial signing bonus of $20,000 upon joining TTM with an effective date of February 25, 2000. A portion of this signing bonus is designed to compensate you for the work that you will be doing during the interim period prior to officially joining TTM.

       VI. OPTIONS: Your option package will equate to $330,000 of equity in TTM Technologies, Inc. at the financial sponsor cost. Fifty percent (50%) of the options are subject to an eight-year cliff vesting, but they have the opportunity to accelerate based on achieving designated IRR targets as calculated at the time of a liquidity event for the sponsors. The remaining fifty percent (50%) are time-vesting over a five-year period. Additionally, you will have the opportunity to earn options that equate up to an additional $120,000 of

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              equity (at the then current price) over a two-year period for exceptional performance to be determined at the sole discretion of the CEO and the Board of Directors.

       VII. BENEFITS: You will participate in TTM's standard benefits package, and can speak with TTM's director of human resources to understand the specific program.

       VIII. VACATION: You will receive a vacation package of four weeks (20 days). You may not take this vacation at a time deemed detrimental to the company and you make not take any more than two weeks at one time.

       IX. SEVERANCE: Given that you are joining TTM during a period of significant merger discussions with "Cascade" Corporation, TTM will provide you with the following severance package to protect you against unforeseen circumstances. If the merger is consummated during calendar year 2000 and you are given an opportunity to assume the CFO position and choose not to assume the CFO position in the new entity for whatever reason, you will be paid $50,000 in a single lump-sum payment, or, if your services are no longer required and your employment is terminated without cause, you will be paid $150,000 in a single lump-sum payment. If the merger is consummated after calendar year 2000, and if your termination of employment is without cause or demonstrably arises from the Cascade transaction or some other transaction which is consummated after calendar year 2000, you will receive continued payments of your then-current base rate salary until the earlier of six months following your termination of employment or until you find another job. No payments of severance will be made under this provision until you shall have executed a release in form and substance satisfactory to the company then employing you and any applicable release revocation period shall have expired.

       X. AT-WILL EMPLOYMENT: Your employment with TTM will be "at-will", subject only to the provisions in section IX of this offer letter. This is the full and complete agreement between you and TTM regarding this term of your employment. During your employment with TTM, you will be expected to devote your full business time, attention and energies to the performance of your duties with TTM.

       While this letter is meant to outline our understanding with respect to your employment, it is not an employment contract. Upon joining TTM, you will execute all appropriate agreements.

       I look forward to working together.


       Best Regards,

       /s/ Kent Alder

       Kent Alder
       Chief Executive Officer


   CC: Jeff Goettman
       Mike Moran
       Doug McCormick


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       Phil Carpenter


    Received and Acknowledged:

    /s/ Stacey Peterson
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    Stacey Peterson

    Dated as of February 25, 2000


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